SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GS Finance Corp. (Exact name of registrant as specified in its charter)	The Goldman Sachs Group, Inc. (Exact name of registrant as specified in its charter)
Delaware (State of incorporation or organization)	Delaware (State of incorporation or organization)
26-0785112 (I.R.S. Employer Identification No.)	13-4019460 (I.R.S. Employer Identification No.)
85 Broad Street, New York, New York 10004 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Claymore CEF Index Linked GS ConnectSM ETN Index-Linked Notes due 2037 (Linked to the Claymore CEF Index)	NYSE Arca
The Goldman Sachs Group, Inc. Guarantees with respect to the Claymore CEF Index Linked GS ConnectSM ETN Index-Linked Notes due 2037 (Linked to the Claymore CEF Index)	NYSE Arca

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates: 333-130074 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

        The material set forth in (i) the section captioned “Description of Debt Securities We May Offer” in the registrant’s Prospectus, dated December 4, 2007 (the “Base Prospectus”), which relates to the registrant’s registration statement on Form S-3 (No. 333-130074), filed with the Securities and Exchange Commission on December 2, 2005, (ii) the section captioned “Description of Notes We May Offer” in the registrant’s Prospectus Supplement, dated December 4, 2007 (the “MTN, Series A Prospectus Supplement”), to the Base Prospectus, and (iii) the Prospectus Supplement No. 1, dated December 6, 2007 (the “Prospectus Supplement No. 1”), to the Base Prospectus and the MTN, Series A Prospectus Supplement are each incorporated herein by reference. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2. Exhibits.

1.	Senior Debt Indenture, dated as of December 4, 2007, among GS Finance Corp., as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York, as trustee, incorporated herein by reference to Exhibit 4.69 to the registrant’s registration statement on Form S-3 (No. 333-130074) filed on December 4, 2007.

2.	Form of certificate representing the Claymore CEF Index Linked GS ConnectSM ETN Index-Linked Notes due 2037 (Linked to the Claymore CEF Index) endorsed with the Guarantee of The Goldman Sachs Group, Inc.

3.	The Prospectus Supplement No. 1, incorporated herein by reference to the registrant’s filing pursuant to Rule 424(b) filed on December 7, 2007.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 6, 2007	GS FINANCE CORP.

By: /s/ RAJASHREE DATTA Name: Rajashree Datta Title: Treasury Signatory

THE GOLDMAN SACHS GROUP, INC.

By: /s/ RAJASHREE DATTA Name: Rajashree Datta Title: Authorized Person